July 2015
Pricing Sheet dated July 31, 2015 relating to
Preliminary Terms No. 439 dated July 27, 2015
Registration Statement No. 333-200365
Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Performance of the Energy Select Sector SPDR® Fund due February 5, 2018

Principal at Risk Securities

PRICING TERMS – JULY 31, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per security
Stated principal amount:		$10 per security
Pricing date:		July 31, 2015
Original issue date:		August 5, 2015 (3 business days after the pricing date)
Maturity date:		February 5, 2018
Aggregate principal amount:		$2,504,500
Interest:		None
Underlying shares:		Shares of the Energy Select Sector SPDR® Fund (the “Fund”)
Payment at maturity:		$10 + share return amount
Share return amount:

If the final share price is greater than or equal to the downside threshold value:

the greater of (i) $10 x the share percent change and (ii) the upside payment

If the final share price is less than the downside threshold value:

$10 x the share percent change

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 15%, and possibly all, of your investment.

Upside payment:		$1.80 per security (18% of the stated principal amount)
Downside threshold value:		$58.973, which is 85% of the initial share price
Share percent change		(final share price – initial share price) / initial share price
Initial share price:		$69.38, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:		January 31, 2018, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP / ISIN:		61765G739 / US61765G7390
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$10.00 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$2,504,500	$62,612.50	$2,441,887.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 439 dated July 27, 2015

Product Supplement for Jump Securities dated November 19, 2014	Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.